Exhibit 4.3

SMART GLOBAL HOLDINGS, INC.

AMENDED AND RESTATED SPONSOR SHAREHOLDERS AGREEMENT

Dated as of [•], 2017

TABLE OF CONTENTS

		Page
Article I

DEFINITIONS

Section 1.1.	Definitions	4
Section 1.2.	Definitions Cross References	10
Section 1.3.	General Interpretive Principles	11

Article II

GOVERNANCE

Section 2.1.	Board of Directors	11
Section 2.2.	Sponsor Investor Actions	15
Section 2.3.	Voting Agreement	16
Section 2.4.	Controlled Company	16
Section 2.5.	Certain Matters Requiring Consent of the Sponsor Investors	16
Section 2.6.	Additional Management Provisions	18
Section 2.7.	VCOC Investors	18

Article III

TRANSFER RESTRICTIONS

Section 3.1.	General Restrictions on Transfers	20
Section 3.2.	Permitted Transfers	21
Section 3.3.	Post-Initial Public Offering Transfers	21
Section 3.4.	Tag-Along Rights	25
Section 3.5.	Shah Co-Investor Transfers	27

Article IV

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1.	Further Assurances	28
Section 4.2.	Other Businesses; Waiver of Certain Duties	28
Section 4.3.	Confidentiality	30
Section 4.4.	Cooperation	30

Exhibit A – Form of Joinder Agreement

Exhibit B – Form of Director Indemnification Agreements

SMART GLOBAL HOLDINGS, INC.

AMENDED AND RESTATED SPONSOR SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SPONSOR SHAREHOLDERS AGREEMENT (as may be amended, supplemented, restated or modified from time to time, this “Agreement”) is made as of [•], 2017, by and among SMART Global Holdings, Inc. (f/k/a Saleen Holdings, Inc.), a Cayman Islands exempted company (together with its successors and assigns, the “Company”), Silver Lake Partners III Cayman (AIV III), L.P., a Cayman Islands exempted limited partnership (the “SLP Investor”), Silver Lake Technology Investors III Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLP Co-Investor”), Silver Lake Sumeru Fund Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLS Investor”), Silver Lake Technology Investors Sumeru Cayman, L.P., a Cayman Islands exempted limited partnership (the “SLS Co-Investor”), Mr. Ajay B. Shah, an individual (“Mr. Shah”), Krishnan-Shah Family Partners, L.P., Fund No. 1, a California limited partnership (“Shah Fund 1”), Krishnan-Shah Family Partners, L.P., Fund No. 3, a California limited partnership (“Shah Fund 3”), Krishnan-Shah Family Partners, L.P., Fund No. 4, a California limited partnership (“Shah Fund 4”), The Ajay B. Shah and Lata K. Shah 1996 Trust u/a/d 5/28/1996, a California revocable trust (“Shah Trust”, and together with Mr. Shah, Shah Fund 1, Shah Fund 3 and Shah Fund 4, collectively the “Shah Investors”).

WHEREAS, the Company, the SLP Investor, the SLP Co-Investor, the SLS Investor, the SLS Co-Investor and the Shah Investors entered into that certain Sponsor Shareholders Agreement, dated as of August 26, 2011 (the “Prior Agreement”) in order to provide for the management of the Company and to set forth the respective rights and obligations of the parties thereto with respect to the ownership of Securities (as defined below); and

WHEREAS, the Company and the Sponsor Investors (as defined below) desire to amend and restate the Prior Agreement in connection with the Initial Public Offering (as defined below) of the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that Controls, is Controlled by, or is under common Control with such Person. The term “Control” means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have meanings correlative to the foregoing. Notwithstanding the foregoing, for purposes of this Agreement, (i) the Company, its Subsidiaries and its other

Controlled Affiliates shall not be considered Affiliates of any of the Silver Lake Partners Investors, Silver Lake Sumeru Investors, the Shah Co-Investors or any of such party’s Affiliates (other than the Company, its Subsidiaries and its other Controlled Affiliates), (ii) none of the Silver Lake Partners Investors, Silver Lake Sumeru Investors or Shah Co-Investors shall be considered Affiliates of each other, and (iii) except with respect to Section 4.2(a) and Section 7.13, none of the Sponsor Investors shall be considered Affiliates of (A) any portfolio company in which any of the Sponsor Investors or any of their investment fund Affiliates have made a debt or equity investment (and vice versa) or (B) any limited partners, non-managing members or other similar direct or indirect investors in any of the Sponsor Investors or their affiliated investment funds.

“Aggregate Sponsor Ownership” means the total number of Shares owned in the aggregate and without duplication by the Sponsors as of the date of such calculation.

“Amended Credit Agreement” means the Amended and Restated Credit Agreement, dated as November 5, 2016, among SMART Worldwide Holdings, Inc., SMART Modular Technologies (Global), Inc., SMART Modular Technologies, Inc., the lenders party thereto and Barclays Bank PLC, as administrative agent, as it may be amended, supplemented, restated or modified from time to time.

“Articles” means the Amended and Restated Memorandum and Articles of Association of the Company as in effect upon consummation of the Initial Public Offering.

“beneficial ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Exchange Act; provided, however that (i) no party hereto shall be deemed to beneficially own any Securities of the Company held by any other party hereto solely by virtue of the provisions of this Agreement (other than this definition) and (ii) with respect to any Securities held by a party hereto that are exercisable for, convertible into or exchangeable for Shares upon delivery of consideration to the Company or any of its Subsidiaries, such Shares shall not be deemed to be beneficially owned by such party unless, until and to the extent such Securities have been exercised, converted or exchanged and such consideration has been delivered by such party to the Company or such Subsidiary.

“Board” means the Board of Directors of the Company.

“Business Day” means a day, other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by law to close.

“Change in Control” means any transaction or series of related transactions (whether by merger, consolidation, recapitalization, liquidation or sale or transfer of Securities or assets (including equity securities of the Subsidiaries) or otherwise) as a result of which any Person or group, within the meaning of Section 13(d)(3) of the Exchange Act (other than the Sponsor Investors and their respective Affiliates, any group of which the foregoing are members and any other members of such a group), obtains ownership, directly or indirectly, of (i) Securities that represent more than 50% of the total voting power of the outstanding capital stock of the Company or applicable successor entity or (ii) all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Demand Registration” has the meaning ascribed to such term in the Registration Rights Agreement.

“Director” means any member of the Board.

“Employee Investors Shareholders Agreement” means the Employee Investors Shareholders Agreement, dated as of August 26, 2011, by and among the Company, the Sponsor Investors party thereto and the other signatories thereto, as it may be amended from time to time.

“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of August 25, 2011, between the Company and the Shah Investors, as it may be amended from time to time.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Independent Director” means a Director who, as of the date of such Director’s election or appointment and as of any other date on which the determination is being made, qualifies as an “Independent Director” for applicable rules of the Listing Exchange, as determined by the Board and (if such Director is to serve on the Audit Committee) under Rule 10A-3 under the Exchange Act, as well as any other requirement of the U.S. securities laws that is then applicable to the Company, as determined by the Board.

“Initial Public Offering” means the consummation of the underwritten initial public offering of the Shares that is registered under the Securities Act.

“Investors” means, collectively, (i) the Silver Lake Partners Investors, (ii) the Silver Lake Sumeru Investors, (iii) the Shah Co-Investors and (iv) any other Person that holds Securities and has become a party to this Agreement pursuant to Article V.

“Investors Shareholders Agreement” means the Amended and Restated Investors Shareholders Agreement, dated as of November 5, 2016, and as amended by Amendment No. 2 to Investors Shareholder Agreement, dated as of [●], 2017, by and among the Company, the Sponsor Investors party thereto, the Warrant Investors and the other signatories thereto, as it may be amended from time to time.

“IPO Date” means the date on which the Initial Public Offering is consummated.

“IPO Registration Statement” means the initial registration statement filed under the Securities Act with respect to the Initial Public Offering.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit A attached hereto.

“Listing Exchange” means the NASDAQ Global Market or other nationally recognized stock exchange or listing system, in each case on which the Shares are at any time listed or quoted.

“Marketed Underwritten Shelf Take-Down” has the meaning ascribed to such term in the Registration Rights Agreement.

“Necessary Action” means, with respect to a specified result, all actions necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to the Securities, whether at any annual, special or extraordinary meeting, by written consent or otherwise, (ii) causing the adoption of shareholders resolutions and amendments to the Organizational Documents of the Company, (iii) causing members of the Board (to the extent such members were elected, nominated or designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Organizational Documents” of any Person means the articles and/or memorandum of association, certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of such Person.

“Permitted Transferee” means: (i) with respect to each Sponsor Investor, such Sponsor Investor’s Affiliates, and (ii) with respect to each Shah Co-Investor, (A) if such Shah Co-Investor is not an individual, such Shah Co-Investor’s Affiliates, and (B) if such Shah Co-Investor is an individual, (1) any other Shah Investor, (2) any Person who takes from such Shah Co-Investor upon death by bequest, devise or descent, (3) the spouse and lineal descendants (including children by adoption and step children) of such Shah Co-Investor, (4) a trust or custodianship formed in connection with the bona fide estate planning activities of such Shah Co-Investor (x) the current, non-contingent beneficiaries of which may include only such Shah Co-Investor, and the spouse and lineal descendants (including children by adoption and step children) of such Shah Co-Investor, and (y) with respect to which such Shah Co-Investor is the sole trustee or custodian (or is a co-trustee or co-custodian along with such Shah Co-Investor’s spouse), or (5) any limited liability company or partnership (x) with respect to which at least eighty percent (80%) all of the outstanding equity interests are beneficially owned solely by such Shah Co-Investor, and/or the spouse and lineal descendants (including children by adoption and step children) of such Shah Co-Investor, (y) with respect to which such Shah Co-Investor, and/or any of the spouse and lineal descendants (including children by adoption and step children) of such Shah Co-Investor, are the sole managers or managing members (if a limited liability company) or directly or indirectly control the sole general partners (if a limited partnership) and otherwise have the sole power to direct or cause the direction of the management and policies, directly or indirectly, of such limited liability company or partnership, whether through the ownership of voting securities, by contract or otherwise and (z) which is not formed with the purpose or intent of circumventing the requirements of Section 3.2, Section 3.3 or Section 3.5.

“Person” means an individual, any general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity, or a government or any agency or political subdivision thereof.

“Piggyback Registration” means an offering by the Company pursuant to, and in accordance with, Section 2.3 of the Registration Rights Agreement.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of November 5, 2016, by and among the Company, the Sponsor Investors party thereto, the Shah Investors, the Warrant Investors party thereto and the other signatories thereto, as it may be amended from time to time.

“Related Party Transaction” means any agreement, contract or transaction between the Company or any of its controlled Affiliates, on the one hand, and any of the Sponsor Investors or their respective Affiliates, on the other hand; provided, that for purposes of this definition, the following will not be considered a “Related Party Transaction”: (a) any single transaction or series of related transactions entered into in the ordinary course of business of the Company or its Subsidiaries with a portfolio company of any of the Sponsor Investors or their respective Affiliates on arm’s-length terms, (b) indemnification, advancement of expenses and/or exculpation of liability made pursuant to the Organizational Documents of the Company or any of its Subsidiaries, this Agreement or the Director Indemnification Agreements, (c) transactions where the interests of the Sponsor Investors or their Affiliates arise solely from their status as a holder of any class or series of securities of the Company and all other holders of such class or series receive the same benefit on a pro rata basis (such as dividends or distributions) and (d) any amendments, modifications or waivers to this Agreement, the Investors Shareholders Agreement or the Employee Shareholders Agreement in accordance with their respective terms; provided, that no such amendment, modification or waiver shall provide for the payment of any monitoring, transaction, management or other fees or payments by the Company (or its Subsidiaries) to any of the Sponsor Investors (or their Affiliates) (for the avoidance of doubt, it being understood that this proviso will not apply to payments to the Sponsor Investors or their Affiliates as consideration in respect of their Securities or any reimbursement of expenses of the Sponsor Investors or their Affiliates).

“Rule 144” means Rule 144 (or any successor provision) under the Securities Act, as such provision is amended from time to time.

“SEC” means the U. S. Securities and Exchange Commission or any successor agency.

“Securities” means any equity securities of the Company, including any Shares.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated pursuant thereto.

“Shah Co-Investors” means, collectively, the Shah Investors and any of their respective Affiliates, designated transferees or successors that hold Securities and have become parties to this Agreement pursuant to Article V.

“Shares” means the ordinary shares, par value $0.03 per share, of the Company.

“Shelf Take-Down” has the meaning ascribed to such term in the Registration Rights Agreement.

“Silver Lake Partners Investors” means, collectively, the SLP Investor, the SLP Co-Investor and any of their respective Affiliates, designated transferees or successors that hold Securities and have become parties to this Agreement pursuant to Article V.

“Silver Lake Sumeru Investors” means, collectively, the SLS Investor, the SLS Co-Investor and any of their respective Affiliates, designated transferees or successors that hold Securities and have become parties to this Agreement pursuant to Article V.

“Sponsor Deadlock” means, in the case of any specific action or decision that is submitted for the mutual consent or approval of the SLP Investor and SLS Investor in accordance with Section 2.2, (i) such action or decision is not approved by both the SLP Investor and SLS Investor (the Sponsor Investor who fails to provide any such approval, being referred to as the “Disapproving Sponsor Investor”) and (ii) on or after the first (1st) anniversary of the original submission of such action, such action continues to not be approved by the Disapproving Sponsor Investor and has not be withdrawn in writing by the submitting Sponsor Investor.

“Sponsor Investors” means, collectively, the Silver Lake Partners Investors and Silver Lake Sumeru Investors.

“Subscription Agreement” means each of the Subscription Agreements, dated as of August 26, 2011, between the Company and the SLP Investor, the SLP Co-Investor, the SLS Investor and the SLS Co-Investor, as applicable, as may be amended from time to time.

“Subsidiary” means, with respect to any Person, any entity of which (i) a majority of the total voting power of shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof is at the time owned or Controlled, directly or indirectly, by that Person or one (1) or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if no such governing body exists at such entity, a majority of the total voting power of shares of stock or equivalent ownership interests of the entity is at the time owned or Controlled, directly or indirectly, by that Person or one (1) or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control the managing member or general partner of such limited liability company, partnership, association or other business entity.

“Transferable Shares” means (i) Shares and (ii) Shares issuable upon exercise, conversion or exchange of any convertible debt security or preferred security that is currently exercisable for, convertible into or exchangeable for, as of the relevant date of determination, Shares.

“Warrant Investors” has the meaning ascribed to such term in the Investors Shareholders Agreement.

Section 1.2. Definitions Cross References. The following terms are defined in the corresponding Sections of this Agreement:

Term	Section
Agreement	Preamble
Audit Committee	Section 2.1(d)
Chosen Courts	Section 7.4(a)
Company	Preamble
Compensation Committee	Section 2.1(d)
Control	Section 1.1
Controlled Entities	Section 6.1(a)
Director Indemnification Agreements	Section 2.1(g)(iii)
Disapproving Sponsor Investor	Section 1.1
Eligible Tag Sponsor	Section 3.4(a)
Eligible Trade Sponsor	Section 3.3(c)(iii)
First Post-IPO Transfer Restriction Period	Section 3.3(a)(i)
Fund DIK	Section 3.3(a)(ii)
Indemnification Sources	Section 6.1(b)
Indemnified Liabilities	Section 6.1(a)
Indemnitee-Related Party	Section 6.1(b)(i)
Indemnitees	Section 6.1(a)
Jointly Indemnifiable Claims	Section 6.1(b)(ii)
Market Trade	Section 3.3(a)(iii)
Market Trade Notice	Section 3.3(c)(iii)
Market Trade Participation Notice	Section 3.3(c)(iii)
Market Trade Percentage	Section 3.3(c)(iii)
Market Trade Price Range	Section 3.3(c)(iii)
Market Trade Shares	Section 3.3(c)(iii)
Mr. Shah	Preamble
Nominating Committee	Section 2.1(d)
Prior Agreement	Recitals
Private Sale	Section 3.3(a)(iv)
Proposed Transferee	Section 3.4(a)
Second Post-IPO Transfer Restriction Period	Section 3.3(a)(v)
Selling Sponsor Investor	Section 3.4(a)
Shah Fund 1	Preamble
Shah Fund 3	Preamble
Shah Fund 4	Preamble

Shah Investors	Preamble
Shah Pro-Rata Share	Section 3.5
Shah Trust	Preamble
SLP Co-Investor	Preamble
SLP Investor	Preamble
SLS Co-Investor	Preamble
SLS Investor	Preamble
Sponsor Director	Section 2.1(b)
Tag-Along Participation Notice	Section 3.4(b)
Tag-Along Sale	Section 3.4(a)
Tag-Along Sale Percentage	Section 3.4(a)
Tag-Along Shares	Section 3.4(a)
Tag-Along Sellers	Section 3.4(b)
Tagging Sponsors	Section 3.4(b)
Trade Participating Sponsors	Section 3.3(c)(iii)
Trading Sponsor	Section 3.3(b)(iii)
Transfer	Section 3.1(a)
Transfer Notice	Section 3.4(a)
Triggering Event	Section 3.5
VCOC Investor	Section 2.7(a)

Section 1.3. General Interpretive Principles. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, the terms “hereof,” “herein” and similar terms refer to this Agreement as a whole, and references herein to Articles or Sections refer to Articles or Sections of this Agreement. For purposes of this Agreement, the words, “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The terms “dollars” and “$” shall mean United States dollars. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

ARTICLE II

GOVERNANCE

Section 2.1. Board of Directors.

(a) Size. From and after the IPO Date, the Board shall consist of eight (8) Directors; provided, that the Board shall further increase the number of Independent Directors to the extent necessary to comply with applicable law and the Listing Exchange rules (including as contemplated by Section 2.1(d)(i)), or as otherwise agreed by the Board, subject to the rights of the Sponsor Investors under Section 2.5(i).

(b) Composition; Company Recommendation. Subject to Section 2.1(a), the Sponsor Investors shall have the right to nominate individuals for election to the Board (each, a “Sponsor Director”) as follows:

(i) So long as the Aggregate Sponsor Ownership is at least 50% of the Shares outstanding immediately following the consummation of the Initial Public Offering, the Sponsor Investors will be entitled to nominate five (5) Directors (inclusive of any Sponsor Investor nominees already on the Board);

(ii) So long as the Aggregate Sponsor Ownership is less than 50% but at least 35% of the Shares outstanding immediately following the consummation of the Initial Public Offering, the Sponsor Investors will be entitled to nominate four (4) Directors (inclusive of any Sponsor Investor nominees already on the Board);

(iii) So long as the Aggregate Sponsor Ownership is less than 35% but at least 20% of the Shares outstanding immediately following the consummation of the Initial Public Offering, the Sponsor Investors will be entitled to nominate three (3) Directors (inclusive of any Sponsor Investor nominees already on the Board);

(iv) So long as the Aggregate Sponsor Ownership is less than 20% but at least 10% of the Shares outstanding immediately following the consummation of the Initial Public Offering, the Sponsor Investors will be entitled to nominate two (2) Directors (inclusive of any Sponsor Investor nominees already on the Board); and

(v) So long as the Aggregate Sponsor Ownership is less than 10% but at least 5% of the Shares outstanding immediately following the consummation of the Initial Public Offering, the Sponsor Investors will be entitled to nominate one (1) Director (inclusive of any Sponsor Investor nominee already on the Board).

In connection with each election of Directors, the Company (A) shall nominate each nominee of the Sponsor Investors pursuant to Section 2.1(b) for election as a Director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of Directors, (B) shall recommend the election of each such nominee to the shareholders of the Company and (C) without limiting the foregoing, shall provide at least as high a level of support for the election of each such nominee as it provides to any other individual standing for election as a Director as part of the Company’s slate of Directors. For the avoidance of doubt, it is understood that the failure of the shareholders of the Company to elect any Sponsor Director nominee shall not affect the right of the Sponsor Investors to designate any Sponsor Director nominee for election pursuant to this Section 2.1(b) in connection with any future election of Directors.

(c) Nominations. The initial Sponsor Director nominees are: Mr. Shah (whose initial term will expire in 2019), James Davidson (whose initial term will expire in 2020), Kenneth Hao (whose initial term will expire in 2020), Paul Mercadante (whose initial term will expire in 2020) and Jason White (whose initial term will expire in 2019). With respect to any Director to be nominated by the Sponsor Investors other than the initial Sponsor Directors listed above or the then-serving Sponsor Directors, the Sponsor Investors shall nominate their

Director(s) by delivering to the Company their written statement at least 60 days prior to the one-year anniversary of the preceding annual meeting nominating their Director(s) and setting forth such Director(s)’ business address, telephone number, facsimile number and e-mail address; provided, that if the Sponsor Investors fail to deliver such written notice, the Sponsor Investors shall be deemed to have nominated the Director(s) previously nominated (or designated pursuant to this Section 2.1(c)).

(d) Committees. The Company shall establish and maintain an audit committee of the Board (the “Audit Committee”), a compensation committee of the Board (the “Compensation Committee”), a nominating and governance committee of the Board (the “Nominating Committee”), and such other Board committees as the Board deems appropriate from time to time or as may be required by applicable law or the Listing Exchange rules. The committees shall have such duties and responsibilities as are customary for such committees, subject to the provisions of this Agreement.

(i) Audit Committee. The Audit Committee shall initially consist of: Mukesh Patel, Jason White and Sandeep Nayyar, with Mr. Nayyar serving as Chairman. As and when required by law or by the rules of the Listing Exchange, the Board and/or the Company shall add additional Independent Directors. If required by the rules of the Listing Exchange, no later than the first anniversary of the effectiveness of the IPO Registration Statement, the Audit Committee shall consist of at least three (3) Independent Directors (at least one (1) of whom shall satisfy the “audit committee financial expert” requirements as such term is defined by Item 407(d)(5) of Regulation S-K). Subject to Section 2.1(d)(iv), for so long as the Company maintains the Audit Committee, it shall consist of at least one (1) Sponsor Director (but only if the Sponsor Investors are then entitled to nominate at least one (1) Sponsor Director) who shall at all times meet the requirements of law and of the rules of the Listing Exchange.

(ii) Compensation and Nominating Committees. The Compensation Committee shall initially consist of: Mukesh Patel and Ajay Shah, with Mr. Shah serving as Chairman. The Nominating Committee shall initially consist of: Paul Mercadante, Sandeep Nayyar and Jason White, with Mr. White serving as its Chairman. Subject to Section 2.1(d)(iv), for so long as the Company maintains the Compensation Committee and Nominating Committee, such committees shall each consist of at least one (1) Sponsor Director (but only if the Sponsor Investors are then entitled to nominate at least one (1) Sponsor Director) who shall at all times meet the requirements of law and of the rules of the Listing Exchange.

(iii) Other Committees. Subject to Section 2.1(d)(iv), any committee of the Board not specified in Section 2.1(d)(i) or Section 2.1(d)(ii) shall consist of at least one (1) Sponsor Director (but only if the Sponsor Investors are then entitled to nominate at least one (1) Sponsor Director) and such additional members as may be determined by the Board.

(iv) Modifications to Committees. Notwithstanding the foregoing, the Board (upon the recommendation of the Nominating Committee) shall, only to the extent necessary to comply with applicable law or the Listing Exchange rules, modify the composition of any such committee to the extent required to comply with such applicable law or the Listing Exchange rules; provided, that if the Board shall establish a committee to consider a proposed transaction between any Sponsor Investor (or any of its Affiliates), on the one hand, and the Company or any of its Subsidiaries, on the other hand, then the Directors nominated by such Sponsor Investor whose (or whose Affiliate’s) transaction is being considered by such committee shall be excluded from participation in such committee. If any vacant Director position on any committee of the Board results from the Sponsor Investors no longer being entitled to nominate at least one (1) Director, then such vacant position shall be filled by the Board upon the recommendation of the Nominating Committee, in accordance with Section 2.1(f).

(e) Removal. Directors shall serve until their resignation or removal or until their successors are nominated. For the avoidance of doubt, if the number of Directors that the Sponsor Investors are entitled to nominate pursuant to Section 2.1(b) is reduced by one (1) or more Directors, then no such Director need resign from the Board prior to the end of his or her term.

(f) Vacancies. If any Director previously nominated by the Sponsor Investors dies or is unwilling or unable to serve as such or is otherwise removed or resigns from office, then the Sponsor Investors shall promptly nominate a successor to such Director, in accordance with this Section 2.1; but if the Sponsor Investors are no longer entitled to fill such vacant Director position(s), such vacant Director position(s) shall be filled by the Board, upon the recommendation of the Nominating Committee. If, subject to the rights of the Sponsor Investors under Section 2.5(i), the Board votes to increase the size of the Board (including as contemplated by Section 2.1(d)(i)), the vacant Director position(s) created as a result of such newly created directorship(s) shall be filled by the Board, upon the recommendation of the Nominating Committee. Any other vacant Director position(s) shall be filled by the Board, or the Board shall nominate a replacement Director, in each case, upon the recommendation of the Nominating Committee, in accordance with the Articles.

(g) Other Board Governance Provisions. From and after the date hereof:

(i) Expense Reimbursement. The Company and its Subsidiaries, as the case may be, shall reimburse the Directors for all reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or the board of Directors (or similar governing body) of any such Subsidiaries, and any committees thereof, including, without limitation, travel, lodging and meal expenses.

(ii) Insurance. The Company shall maintain customary director and officer indemnity insurance on commercially reasonable terms as determined by the Board, which, if the Sponsor Investors are entitled to nominate at least one (1) Director pursuant to Section 2.1(b), shall be reasonably acceptable to the Sponsor Investors.

(iii) Indemnification. In addition to any other indemnification rights that the Directors have pursuant to the Organizational Documents of the Company, each Sponsor Director, shall have the right to enter into, and the Company agrees (to the extent it has not already done so) to enter into, an indemnification agreement substantially in the form of Exhibit B attached hereto (the “Director Indemnification Agreements”).

(iv) Subsidiaries. At the request of the Sponsor Investors and subject to applicable law, the Company shall cause the members of the board of directors or other similar governing body, and committees thereof, of any Subsidiary to comply with this Section 2.1 as if such Subsidiary were the Company.

(v) Extraordinary Meetings. If any Sponsor Director wishes to call a special or extraordinary meeting of the Board, the Company shall take all Necessary Action to cause the calling of such meeting.

Section 2.2. Sponsor Investor Actions. From and after the date hereof, any and all matters requiring the consent, approval, agreement, action, judgment, request, notification or determination of the (i) Sponsor Investors pursuant to this Agreement (including a transfer of Transferable Shares by any Sponsor Investor pursuant to Section 3.3(b)(ii)), (ii) “Silver Lake Investors” as defined in and pursuant to the Investors Shareholders Agreement and/or the Employee Investors Shareholders Agreement, (iii) “Sponsor Holders” as defined in and pursuant to the Registration Rights Agreement and (iv) Sponsor Investors or their respective affiliates or designees pursuant to any other agreement requiring a similar consent, approval, agreement, action, judgment, request, notification or determination to the foregoing shall, in each case, require the written consent or approval of both the SLP Investor and SLS Investor in accordance with this Section 2.2; provided, however, that in the case of a Sponsor Deadlock with respect to the consent, approval, agreement, action, judgment, request, notification or determination of any of the foregoing matters, (A) such consent, approval, agreement, action, judgment, request, notification or determination may thereafter be unilaterally given by the SLP Investor and (B) such consent, approval, agreement, action, judgment, request, notification or determination of the SLP Investor pursuant to this Section 2.2 shall be binding on all of the other Investors and the Company. All of the Investors and the Company shall take or cause to be taken all Necessary Action in order to consummate and make effective, in the most expeditious manner practicable, any matter approved by the Sponsor Investors pursuant to this Section 2.2 (whether following a Sponsor Deadlock or otherwise), including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments and (ii) otherwise cooperating with the Silver Lake Investors and the Company. Notwithstanding anything herein to the contrary, to the extent that any of the foregoing matters (x) is a proposed amendment of this Agreement pursuant to Section 7.7 or a proposed amendment of any of the Investors Shareholders Agreement, the Employee Investors Shareholders Agreement or the Registration Rights Agreement in accordance with the respective terms thereof, in each case that, by its terms, would be materially and disproportionally adverse to one or more of the Sponsor Investors as compared to any of the other Sponsor Investors or (y) is a proposed termination of this Agreement pursuant to Section 7.11 or a proposed termination of any of the Investors Shareholders Agreement, the Employee Investors Shareholders Agreement or the Registration Rights Agreement in accordance with the terms respective thereof, such matter will require the mutual approval of all of the Sponsor Investors in all cases (regardless of any Sponsor Deadlock).

Section 2.3. Voting Agreement. Each Sponsor Investor agrees, at any time it is then entitled to vote for the election of Directors to the Board, to take all Necessary Action, including casting all votes to which such Investor is entitled in respect of its Securities, whether at any annual, special or extraordinary meeting, by written consent or otherwise, so as to facilitate that the composition of the Board complies with (and includes all of the requisite nominees in accordance with) this Article II and to otherwise effect the intent of this Article II. Each Investor then entitled to vote for the election of any successor as a Director agrees to take all Necessary Action, including casting all votes to which such Investor is entitled in respect of its Securities whether at any annual, special or extraordinary meeting, by written consent or otherwise, so as to facilitate that any such successor determined in accordance with Section 2.1(f) is elected to the Board as promptly as practicable. Each Sponsor Investor agrees that if, at any time, it is then entitled to vote for the removal of Directors, it will not vote any of its Securities in favor of the removal of any director who shall have been nominated in accordance with Section 2.1, unless (i) the Person(s) entitled to nominate such Director shall have consented to such removal in writing, (ii) removal is compelled pursuant to Section 2.1(e) or (iii) the Person(s) entitled to nominate any Director pursuant to Section 2.1 shall request in writing the removal, with or without cause, of such Director (in which case, each such Investor shall vote its Securities in favor of such removal). Each Sponsor Investor agrees not to grant, or enter into a binding agreement with respect to, any proxy to any Person in respect of its Securities that would prohibit such Investor from casting votes in respect of such Securities in accordance with this Section 2.3.

Section 2.4. Controlled Company. The Sponsor Investors acknowledge and agree that, (i) by virtue of this Article II, they are acting as a “group” within the meaning of the Listing Exchange rules as of the date hereof, and (ii) by virtue of the combined voting power of Shares held by the Investors representing more than 50% of the total voting power of the Shares outstanding as of the IPO Date, the Company qualifies as of the IPO Date as a “controlled company” within the meaning of the Listing Exchange rules. So long as the Company qualifies as a “controlled company” for purposes of the Listing Exchange rules, the Company will elect to be a “controlled company” for purposes of the Listing Exchange rules, and will disclose in its annual meeting proxy statement that it is a “controlled company” and the basis for that determination.

Section 2.5. Certain Matters Requiring Consent of the Sponsor Investors. Subject to the Articles and applicable law, so long as the Aggregate Sponsor Ownership continues to be at least 25% of the aggregate number of Shares outstanding immediately following the consummation of the Initial Public Offering, the following actions by the Company or any of its Subsidiaries shall require the prior written consent of the Sponsor Investors):

(a) Change in Control. Entering into or effecting a Change in Control.

(b) Certain Acquisitions and Dispositions. Directly or indirectly, entering into or effecting any transaction or series of related transactions involving, or entering into any agreement providing for, (i) the purchase, lease, license, exchange or other acquisition by the Company or its Subsidiaries of any assets and/or equity securities for consideration having a fair market value (as reasonably determined by the Board) in excess of $5.0 million and/or (ii) the sale, lease, license, exchange or other disposal by the Company or its Subsidiaries of any assets and/or equity securities having a fair market value or for consideration having a fair market value (in each case as reasonably determined by the Board) in excess of $5.0 million, in each case, other than transactions in the ordinary course of business or transactions solely between or among the Company and one (1) or more of its wholly-owned Subsidiaries.

(c) Certain Joint Ventures and Business Alliances. Directly or indirectly, entering into any joint venture or similar business alliance involving, or entering into any agreement providing for, the investment, contribution or disposition by the Company or its Subsidiaries of assets (including stock of Subsidiaries) having a fair market value (as reasonably determined by the Board) in excess of $5.0 million, other than transactions solely between or among the Company and one (1) or more of its wholly-owned Subsidiaries.

(d) Capital Expenditures. Incurring any capital expenditures in any fiscal year in excess of 10% over the amount of capital expenditures provided for in the annual budget for such fiscal year approved by the Board.

(e) Indebtedness. Incurring (or extending, supplementing or otherwise modifying any of the material terms of) any indebtedness for borrowed money (including any refinancing of existing indebtedness), assuming, guaranteeing, endorsing or otherwise as an accommodation becoming responsible for the obligations of any other Person (other than the Company or any of its Subsidiaries), or entering into (or extending, supplementing or otherwise modifying any of the material terms of) any agreement under which the Company or any Subsidiary may incur indebtedness for borrowed money in the future, in any transaction or series of related transactions, other than a drawdown of amounts not to exceed at any time outstanding the amount of revolving commitments under the Amended Credit Agreement as in effect on the date hereof. For the avoidance of doubt, the consent of the Sponsor Investors will not be required for entry by the Company or any Subsidiary into operating leases or purchase money arrangements in the ordinary course of business.

(f) Dissolution; Liquidation; Reorganization; Bankruptcy. Initiating a voluntary liquidation, dissolution, receivership, bankruptcy or other insolvency proceeding involving the Company or any Subsidiary that is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X under the Exchange Act.

(g) Nature of Business. Making any material change in the nature of the business conducted by the Company or any of its Subsidiaries.

(h) CEO and CFO. Terminating the employment of the Chief Executive Officer or Chief Financial Officer of the Company or hiring a new Chief Executive Officer or Chief Financial Officer of the Company, as the case may be.

(i) Board Changes. Increasing or decreasing the size of the Board or otherwise changing its composition (other than as expressly permitted under this Article II).

(j) Related Party Transactions. Subject to Section 6.6 of the Investors Shareholders Agreement, any Related Party Transactions. Notwithstanding anything to the contrary in this Section 2.5(j), this Section 2.5(j) shall not restrict transactions pursuant to which an Investor or an Affiliate of an Investor avails itself of rights expressly provided to such

Investor or its Affiliates (as applicable) in this Agreement or any transaction or agreement contemplated thereby, as any of the same may be amended, supplemented or restated from time to time in accordance with their terms (including indemnification rights provided by the Company or its Subsidiaries).

(k) Amending the Investors Shareholders Agreement or Executive Agreements. Amending or waiving any provision of the (i) Investors Shareholders Agreement or (ii) equity and/or employment agreements, contracts, awards and/or other arrangements, including the Employee Investors Shareholders Agreement, between the Company, any of its Subsidiaries on the one hand, and executive officers of the Company and/or its Subsidiaries, on the other hand, in the case of each of clause (i) and (ii), as in effect on the date hereof; provided, that the foregoing clauses (i) and (ii) shall not apply in respect of any amendment or waiver insofar as it relates to the voting or disposition of Shares or securities that are or could become convertible into, or exercisable or exchangeable for, Shares.

(l) Operating Plan. Adopting or amending the annual operating plan of the Company.

(m) Delegation. Delegation of any of the actions set forth in Section 2.5(a) through (l) above to any committee of the Board.

Section 2.6. Additional Management Provisions.

(a) The Company and each Investor acknowledges and agrees that the Sponsor Directors may share confidential, non-public information about the Company and its Subsidiaries (including any materials received in their capacities as members of the Board or any other board of directors (or similar governing body) of any of the Company’s Subsidiaries, except, in the case of any pending action, suit or proceeding, to the extent the sharing of such materials would be reasonably likely to result in the waiver or loss of attorney-client privilege) with the Sponsor Investors and their respective Affiliates, limited partners, members and direct and indirect investors, in each case, on a confidential basis.

(b) Except (i) to the extent resulting from the rights granted under this Agreement, the Investors Shareholders Agreement, the Employee Investors Shareholders Agreement and the Registration Rights Agreement, (ii) as required by applicable law and (iii) pursuant to authority granted to an individual as an officer or director of the Company or its Subsidiaries, no Investor (in its capacity as an Investor) shall have the authority to manage the business and affairs of the Company or contract for or incur on behalf of the Company any debts, liabilities or obligations, and no such action of an Investor will be binding on the Company.

Section 2.7. VCOC Investors.

(a) With respect to each Sponsor Investor and, at the request of any Sponsor Investor, each Affiliate thereof that directly or indirectly has an interest in the Company, in each case that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one (1) or more conduit subsidiaries, continues to hold any Transferable Shares, in each case, without limitation or prejudice of any the rights provided to any of the Sponsor Investors hereunder, the Company shall, with respect to each such VCOC Investor:

(i) provide such VCOC Investor or its designated representative with the following:

(A) the right to visit and inspect any of the offices and properties of the Company and its Subsidiaries and inspect and copy the books and records of the Company and its Subsidiaries, at such times as the VCOC Investor shall reasonably request;

(B) as soon as available and in any event within sixty (60) days after the end of each of the first three (3) quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the period then ended, in each case prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C) as soon as available and in any event within one-hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of the Company and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D) to the extent the Company or any of its Subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of the Company or such Subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by the Company or such Subsidiary as soon as available; and

(E) copies of all materials provided to the Board at substantially the same time as provided to the members of the Board and, if requested, copies of the materials provided to the board of directors (or equivalent governing body) of any Subsidiary of the Company; provided, that the Company or such Subsidiary shall be entitled to exclude portions of such materials to the extent providing such portions would be reasonably likely to result in the waiver of attorney-client privilege.

(ii) make appropriate officers of the Company and its Subsidiaries and members of the Board available periodically and at such times as reasonably requested by such VCOC Investor for consultation with such VCOC Investor or its designated representative with respect to matters relating to the business and affairs of the Company and its Subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

(iii) to the extent consistent with applicable law (and with respect to events which require public disclosure, only following the Company’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including extraordinary dividends, mergers, amalgamations, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the Organizational Documents of the Company or any of its Subsidiaries, and to provide the VCOC Investor or its designated representative with the right to consult with the Company and its Subsidiaries with respect to such actions, should the VCOC Investor elect to do so; and

(iv) provide such VCOC Investor or its designated representative with such other rights of consultation which such VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its investment in the Company as a “venture capital investment” for purposes of the Plan Assets Regulation.

(b) The Company agrees to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by the Company.

ARTICLE III

TRANSFER RESTRICTIONS

Section 3.1. General Restrictions on Transfers.

(a) No Investor may, directly or indirectly, sell, exchange, assign, pledge, hypothecate, gift or otherwise transfer, dispose of or encumber, in each case, whether in its own right or by its representative and whether voluntary or involuntary or by operation of law (any of the foregoing shall be deemed included in the term “transfer” as used in this Agreement) any Securities or any legal, economic or beneficial interest in any Securities unless (i) such transfer of Securities is made in compliance with the provisions of this Article III and any other agreement applicable to the transfer of such Securities and (ii) in the case of a Permitted Transferee, such Permitted Transferee agrees to become a party to this Agreement pursuant to Article V hereof and executes a Joinder Agreement and such further documents as may be necessary, in the reasonable judgment of the Sponsor Investors, to make him, her or it a party hereto. For the avoidance of doubt, it is understood that a transfer of limited partnership interests, limited liability company interests or similar interests in any of the Sponsor Investors, any other private equity fund or any parent entity with respect to any such Sponsor Investor or private equity fund shall not constitute a transfer for purposes of this Agreement.

(b) Any purported transfer of Securities or any interest in any Securities by any Investor that is not in compliance with this Agreement shall be null and void, and the Company shall refuse to recognize any such transfer for any purpose and shall not reflect in its register of members or otherwise any change in record ownership of Securities pursuant to any such transfer.

(c) Each Investor acknowledges that the Shares held by such Investor have not been registered under the Securities Act and may not be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Investor agrees that it will not transfer any Shares at any time if such action would (i) constitute a violation of any securities laws of any applicable jurisdiction or a breach of the conditions to any exemption from registration of Shares under any such laws or a breach of any undertaking or agreement of such Investor entered into pursuant to such laws or in connection with obtaining an exemption thereunder, (ii) cause the Company to become subject to the registration requirements of the U.S. Investment Company Act of 1940, as amended from time to time, or (iii) be a non-exempt “prohibited transaction” under ERISA or Section 4975 of the Code or cause all or any portion of the assets of the Company to constitute “plan assets” for purposes of fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code. Each Investor agrees it shall not be entitled to any certificate for any or all of the Shares, unless the Board shall otherwise determine.

(d) Except as otherwise provided in Section 3.4(b) or in any other applicable agreement between an Investor (or any of its Affiliates) and the Company, any Investor that proposes to transfer Transferable Shares in accordance with the terms and conditions hereof shall be responsible for any fees and expenses incurred by the Company in connection with such transfer.

Section 3.2. Permitted Transfers. Each Investor may transfer Transferable Shares held by him, her or it to a Permitted Transferee without complying with the provisions of this Article III other than Section 3.1; provided that (i) such Permitted Transferee shall have agreed with all parties hereto, in a written instrument reasonably satisfactory to the Sponsor Investors, that he, she or it will immediately convey record and beneficial ownership of all such Transferable Shares and all rights and obligations hereunder to such Investor or another Permitted Transferee of such Investor if he, she or it ceases to be a Permitted Transferee of such Investor and (ii) as a condition to such transfer, such Permitted Transferee shall become a party to this Agreement as provided in Section 3.1(a).

Section 3.3. Post-Initial Public Offering Transfers.

(a) Certain Definitions. As used in this Section 3.3:

(i) “First Post-IPO Transfer Restriction Period” means the period beginning at the end of the expiration of the lock up restrictions agreed to by the Sponsor Investors and the underwriters in respect of the Transferable Shares held by the Sponsor Investors in connection with the Initial Public Offering and ending on the three (3) year anniversary of the Initial Public Offering.

(ii) “Fund DIK” means a transfer by any Sponsor Investor of any Transferrable Shares as a dividend or distribution in kind to any limited partner, non-managing member or other similar direct or indirect investor in such Sponsor Investor.

(iii) “Market Trade” means a transfer by any Sponsor Investor of any Transferable Shares (including a block transfer) effected via registered public offering or under Rule 144 through a securities exchange or national quotation system or through a broker, dealer or other market maker, in a manner in which the identity of the purchaser, other than the broker, dealer or market maker through which such sale is being effected, has not been designated by the seller and is effected in a manner through which the identity of the purchaser cannot or would not customarily be available to such seller, including in each case, in a registered transaction pursuant to the Registration Rights Agreement.

(iv) “Private Sale” means a transfer by any Sponsor Investor of any Transferrable Shares to a specific, known Person (other than a Permitted Transferee) in a privately negotiated transaction or series of transactions with such Person, including in a registered transaction pursuant to the Registration Rights Agreement.

(v) “Second Post-IPO Transfer Restriction Period” means the period from and after the end of the First Post-IPO Transfer Restriction Period.

(b) Transfers During the First Post-IPO Transfer Restriction Period. Without limiting Section 3.1 and subject to Section 3.5 in the case of the Shah Investors, during the First Post-IPO Transfer Restriction Period, each of the Investors shall not transfer any Securities to any Person, except:

(i) each Investor shall be entitled to transfer Transferable Shares to Permitted Transferees pursuant to Section 3.2;

(ii) a Private Sale by any Sponsor Investor with the prior consent of the other Sponsor Investors pursuant to Section 2.2 (which consent may be subject to participation in the transfer); provided that in the event any such proposed Private Sale follows a Sponsor Deadlock pursuant to Section 2.2, such proposed Private Sale (other than in a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf Take-Down, it being understood that participation rights in connection with transfers of Transferable Securities in a Private Sale pursuant to a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf-Take Down shall be governed by the terms of the Registration Rights Agreement) shall be subject to the Selling Sponsor Investor’s compliance with terms and conditions of Section 3.4;

(iii) a Market Trade by any Sponsor Investor (the “Trading Sponsor”) with the prior consent of the other Sponsor Investors pursuant to Section 2.2; provided that in the event any such proposed Market Trade (other than in a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf Take-Down, it being understood that participation rights in connection with transfers of Transferable Securities in a Market Trade pursuant to a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf-Take Down shall be governed by the terms of the Registration Rights Agreement) follows a Sponsor Deadlock pursuant to Section 2.2, such proposing Trading Sponsor shall comply with the terms and conditions of Section 3.3(c)(iii) as if such proposed Market Trade occurred during the Second Post-IPO Transfer Restriction Period;

(iv) transfers of Transferable Shares by Tagging Sponsors pursuant to Section 3.4;

(v) a Fund DIK by any Sponsor Investor with the prior consent of the other Sponsor Investors pursuant to Section 2.2; provided that following (A) receipt of such prior consent of the other Sponsor Investors or (B) a Sponsor Deadlock, in each case pursuant to Section 2.2, the Company will reasonably cooperate with and assist such Sponsor Investor, limited partner, non-managing member or other similar direct or indirect investor in such Sponsor Investor and the Company’s transfer agent to facilitate such Fund DIK in the manner reasonably requested by such Sponsor Investor (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent and the delivery of Transferable Shares); and

(vi) in the case of the Shah Co-Investors, transfers of Transferable Shares pursuant to Section 3.5.

(c) Transfers During the Second Post-IPO Transfer Restriction Period. Without limiting Section 3.1, during Second Post-IPO Transfer Restriction Period, each of the Investors shall not transfer any Securities to any Person, except:

(i) each Investor shall be entitled to transfer Transferable Shares to Permitted Transferees pursuant to Section 3.2;

(ii) a Private Sale by any Sponsor Investor; provided that any such proposed Private Sale (other than in a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf Take-Down, it being understood that participation rights in connection with transfers of Transferable Shares in a Private Sale pursuant to a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf-Take Down shall be governed by the terms of the Registration Rights Agreement) shall be subject to the Selling Sponsor Investor’s compliance with terms and conditions of Section 3.4;

(iii) a Market Trade by any Trading Sponsor; provided, that for any Market Trade (other than in a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf Take-Down, it being understood that participation rights in connection with transfers of Transferable Shares in a Market Trade pursuant to a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf-Take Down shall be governed by the terms of the Registration Rights Agreement): (i) the Trading Sponsor shall give written notice (a “Market Trade Notice”) of its intention to place an order to execute such proposed Market Trade to the other Sponsor Investors (such other Sponsor Investors, the “Eligible Trade Sponsors”) least eight (8) hours prior to the consummation of such order, setting forth (A) the number of Transferable Shares proposed to be sold in such Market Trade, (B) the maximum and minimum anticipated price per Transferable Shares proposed to be sold in such Market Trade (the “Market Trade Price Range”), (C) the fraction, expressed as a percentage, determined by dividing the number of Transferable Shares proposed to sold by the Trading Sponsor in such Market Trade by the total number of Transferable Shares held by the Trading Sponsor (the “Market Trade Percentage”) and (D) an invitation to each Eligible Trade Sponsor to irrevocably agree (except as hereinafter provided) to include in the Market Trade a number of Transferable Shares held by such Eligible Trade Sponsor equal to the product of the total number of Transferable Shares held by such Eligible Trade Sponsor multiplied by the Market Trade Percentage (such amount with respect to each Eligible Trade Sponsor, such Eligible Trade Sponsor’s “Market Trade Shares”); (ii) each Eligible Trade Sponsor may irrevocably elect (except as hereinafter provided) to include such Eligible Trade Sponsor’s Market Trade Shares in such Market Trade (Eligible Trade Sponsors who make such an election being “Trade Participating Sponsors”), at the same price per Transferable Share within the Market Trade Price Range and pursuant to the same terms and conditions as agreed to by the Trading Sponsor and otherwise in accordance with this Section 3.3(c)(iii), by sending an irrevocable written notice (a “Market Trade Participation Notice”) to the Trading Sponsor within four (4) hours of the receipt of the Market Trade Notice, indicating such Trade Participating Sponsor’s irrevocable election to include its Market Trade Shares in the Market Trade within the Market Trade Price Range; (iii) following such four (4) hour period, each Trade Participating Sponsor that has delivered a Market Trade Participation Notice shall be entitled to sell such Trade Participating Sponsor’s Market Trade Shares on the same terms and conditions as and concurrently with the Trading Sponsor in such Market Trade within the Market Trade Price Range; provided, however, that if, prior to consummation, the terms of such proposed Market Trade shall change with the result that the price per Transferable Shares shall be less than the minimum price set forth in the Market Trade Price Range, it shall be necessary for a separate Market Trade Notice to be furnished, and the terms and provisions of this Section 3.3(c)(iii) separately complied with, in order to consummate such Market Trade pursuant to this Section 3.3(c)(iii); and provided, further, that in order to be entitled to exercise its right to include Market Trade Shares in a Market Trade pursuant to this Section 3.3(c)(iii), (A) each Trade Participating Sponsor must agree to make the same representations, warranties covenants, indemnities and agreements in the Market Trade, if applicable, as made by the Trading Sponsor in connection with the Market Trade, and (B) each Trade Participating Sponsor shall take or cause to be taken all such reasonable actions as the Trading Sponsor deems to be necessary or desirable in order to consummate expeditiously such Market Trade (it being understood that all determinations as to whether to complete any Market Trade and as to the timing, manner, price and other terms and conditions of any such Market Trade shall be at the sole discretion of the Trading Sponsor, and the Trading Sponsor and its Affiliates shall have no liability to any Eligible Trade Sponsor arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Market Trade except to the extent such Trading Sponsor failed to comply with the provisions of this Section 3.3(c)(iii));

(iv) transfers of Transferable Shares by Tagging Sponsors pursuant to Section 3.4;

(v) a Fund DIK by any Sponsor Investor; provided that such Sponsor Investor shall give written notice of such Fund DIK to the other Sponsor Investors at least three (3) Business Days prior to the consummation of such Fund DIK, setting forth the number of Transferrable Shares proposed to be transferred in such Fund DIK; and provided, further, that if any Sponsor Investors seeks to effectuate a Fund DIK in accordance with the foregoing, the Company will reasonably cooperate with and assist such Sponsor Investor, limited partner, non-managing member or other similar direct or indirect investor in such Sponsor Investor and the Company’s transfer agent to facilitate such Fund DIK in the manner reasonably requested by such Sponsor Investor (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent and the delivery of Transferable Shares); and

(vi) in the case of the Shah Co-Investors, transfers of Transferable Shares pursuant to Section 3.5.

Section 3.4. Tag-Along Rights.

(a) Subject to Section 3.4(e), if any Sponsor Investor proposes to transfer any Transferrable Shares to any Person (other than a Permitted Transferee) (i) during the First Post-IPO Transfer Restriction Period in a Private Sale pursuant to Section 3.3(b)(ii) or (ii) during the Second Post-IPO Transfer Restriction period in a Private Sale pursuant to Section 3.3(c)(ii) (each a “Tag-Along Sale”), such Sponsor Investor (the “Selling Sponsor Investor”) shall give, or direct the Company to give and the Company shall so give, written notice (a “Transfer Notice”) of such proposed transfer to the other Sponsor Investors (such other Sponsor Investors, the “Eligible Tag Sponsors”) with respect to such Tag-Along Sale at least three (3) Business Days prior to the consummation of such proposed transfer setting forth (1) the number of Transferable Shares proposed to be transferred, (2) the consideration to be received for such Transferable Shares by such Selling Sponsor Investor, (3) the identity of the purchaser (the “Proposed Transferee”), (4) any other material terms and conditions of the proposed transfer, (5) the fraction, expressed as a percentage, determined by dividing the number of Transferable Shares to be purchased from the Selling Sponsor Investor by the total number of Transferable Shares held by the Selling Sponsor Investor (the “Tag-Along Sale Percentage”) and (6) an invitation to each Eligible Tag Sponsor to irrevocably agree to include in the Tag-Along Sale a number of Transferable Shares held by such Eligible Tag Sponsor equal to the product of the total number of Transferable Shares held by such Eligible Tag Sponsor multiplied by the Tag-Along Sale Percentage (such amount with respect to each Eligible Tag Sponsor, such Eligible Tag Sponsor’s “Tag-Along Shares”). In the event that more than one (1) Silver Lake Partners Investor proposes to execute a Tag-Along Sale, then all such transferring Silver Lake Partners Investors shall be treated as the Selling Sponsor Investor, and the Transferable Shares held and to be transferred by such Silver Lake Partners Investors shall be aggregated as set forth in Section 7.15, including for purposes of calculating the applicable Tag-Along Sale Percentage. In the event that more than one (1) Silver Lake Sumeru Investor proposes to execute a Tag-Along Sale, then all such transferring Silver Lake Sumeru Investors shall be treated as the Selling Sponsor Investor, and the Transferable Shares held and to be transferred by such Silver Lake Sumeru Investors shall be aggregated as set forth in Section 7.15, including for purposes of calculating the applicable Tag-Along Sale Percentage (in all cases subject to Section 3.5).

(b) Upon delivery of a Transfer Notice, each Eligible Tag Sponsor may irrevocably elect to include such Eligible Tag Sponsor’s Tag-Along Shares in such Tag-Along Sale (Eligible Tag Sponsors who make such an election being “Tagging Sponsors,” and, together with the Selling Sponsor Investor and all other Persons (other than any Affiliates of the Selling Sponsor Investor) who otherwise are transferring, or have exercised a contractual or other right to transfer, Transferable Shares in connection with such Tag-Along Sale, the “Tag-Along Sellers”), at the same price per Transferable Share and pursuant to the same terms and conditions as agreed to by the Selling Sponsor Investor and otherwise in accordance with this Section 3.4, by sending an irrevocable written notice (a “Tag-Along Participation Notice”) to the Selling Sponsor Investor within two (2) Business Days of the date of the Transfer Notice indicating such Tagging Sponsor’s irrevocable election to include its Tag-Along Shares in the Tag-Along Sale. Following such two (2) Business Day period, each Tagging Sponsor that has delivered a Tag-Along Participation Notice shall be entitled to sell to such Proposed Transferee on the same terms and conditions as and, concurrently with, the Selling Sponsor Investor and the other Tag-Along Sellers, such Tagging Sponsor’s Tag-Along Shares. Each Eligible Tag Sponsor who does not deliver a Tag-Along Participation Notice within such two (2) Business Day period shall have waived and be deemed to have waived all of such Eligible Tag Sponsor’s rights with respect to such Tag-Along Sale. For the avoidance of doubt, it is understood that in order to be entitled to exercise its right to include Tag-Along Shares in a Tag-Along Sale pursuant to this Section 3.4, each Tagging Sponsor must agree to make the same representations, warranties, covenants, indemnities and agreements to the Proposed Transferee as made by the Selling Sponsor Investor in connection with the Tag-Along Sale. All costs and expenses incurred by the Company and the Tag-Along Sellers in connection with such Tag-Along Sale shall be borne on a pro rata basis in accordance with the number of Transferable Shares being sold by each of the Tag-Along Sellers. Notwithstanding anything herein to the contrary, if the Selling Sponsor Investor has not completed the proposed Tag-Along Sale within ninety (90) days following delivery of the Transfer Notice in accordance with this Section 3.4, the Selling Sponsor Investor may not then effect such proposed Tag-Along Sale without again complying with the provisions of this Section 3.4; provided, that such ninety (90) day period shall be extended for up to one-hundred and eighty (180) days to the extent necessary to comply with any regulatory requirements applicable to such proposed Tag-Along Sale.

(c) Notwithstanding anything in Section 3.4(b) to the contrary, each Tagging Sponsor shall take or cause to be taken all such reasonable actions as the Selling Sponsor Investor deems to be necessary or desirable in order to consummate expeditiously such Tag-Along Sale pursuant to this Section 3.4, including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments, (ii) filing applications, reports, returns, filings and other documents or instruments with governmental authorities and (iii) otherwise cooperating with the Selling Sponsor Investor and the Proposed Transferee.

(d) Notwithstanding the delivery of any Transfer Notice, all determinations as to whether to complete any Tag-Along Sale and as to the timing, manner, price and other terms and conditions of any such Tag-Along Sale shall be at the sole discretion of the Selling Sponsor Investor, and the Selling Sponsor Investor and its Affiliates shall have no liability to any Eligible

Tag Sponsor arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Tag-Along Sale except to the extent such Selling Sponsor Investor failed to comply with the provisions of this Section 3.4.

(e) This Section 3.4 shall not apply to (i) any transfer in a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf Take-Down, it being understood that participation rights in connection with transfers of Transferable Shares in a Demand Registration, Piggyback Registration or Marketed Underwritten Shelf-Take Down shall be governed by the terms of the Registration Rights Agreement, (ii) any transfer of Transferable Shares in a Market Trade, it being understood that participation rights in connection with transfers of Transferable Shares in a Market Trade shall be governed by the terms of Section 3.3(b)(iii) hereof or (iii) any transfers to a Permitted Transferee.

(f) This Section 3.4 shall terminate at the end of the Second Post-IPO Transfer Restriction Period.

Section 3.5. Shah Co-Investor Transfers. It is the intention of the parties hereto that, other than with respect to transfers of Transfer Shares pursuant to Section 3.3(b)(i), (x) the Shah Co-Investors shall be required to participate in transfers to third parties alongside the Silver Lake Sumeru Investors on a pro-rata basis and be treated as one holder with the Silver Lake Sumeru Investors for such purposes in a manner that would not increase the number of shares to be transferred and (y) the Shah Co-Investors shall not otherwise be permitted to transfer Transferable Shares. Accordingly, to the extent that any of the Silver Lake Sumeru Investors transfer any Transferable Shares during the Post-IPO Transfer Restriction Period pursuant to Section 3.3(b)(ii) Section 3.3(b)(iii), Section 3.3(b)(iv), Section 3.3(c)(ii), Section 3.3(c)(iii) or Section 3.3(c)(iv), (a) the Transferable Shares held by the Shah Co-Investors shall be aggregated together with the Transferable Shares held by such transferring Silver Lake Sumeru Investors for the purpose of determining the number of shares deemed to be owned by the Silver Lake Sumeru Investors, the availability of any rights under and the application of any limitations of such transfer by the Silver Lake Sumeru Investors (including the total number of shares that may be collectively transferred by the Silver Lake Sumeru Investors), (b) each Shah Co-Investor shall be required to transfer, on the same terms and conditions as the Silver Lake Sumeru Investors in any such transaction, a number of Transferable Shares held by such Shah Co-Investor equal to the product of the total number of Transferable Shares held by such Shah Co-Investor multiplied by the fraction, expressed as a percentage, determined by dividing the number of Transferable Shares proposed to be transferred by the Silver Lake Sumeru Investors in such transaction by the total number of Transferable Shares held by the Silver Lake Sumeru Investors (the “Shah Pro-Rata Share”), (c) following such allocation, the number of Transferable Shares proposed to be transferred by the Silver Lake Sumeru Investors shall be correspondingly reduced by the Shah Pro-Rata Share and (d) each Shah Co-Investor shall take any and all actions as required by, or otherwise taken by, the Silver Lake Sumeru Investors in any such transfer pursuant to the foregoing provisions. Notwithstanding the foregoing, to the extent that any of the Silver Lake Sumeru Investors are transferring any Transferable Shares pursuant to such Silver Lake Sumeru Investor’s rights pursuant to the Registration Rights Agreement, it is the intention of the parties hereto that the Shah Co-Investors shall be required to participate in such transfer alongside the Silver Lake Sumeru Investors on a pro-rata basis in accordance with the foregoing provisions, and shall exercise such rights as a “Holder” thereunder in any transfer in a Demand Registration,

Piggyback Registration or Marketed Underwritten Shelf Take-Down in a manner consistent with the foregoing. For the avoidance of doubt, the parties hereto agree that the Shah Co-Investors may allocate the Transferable Shares held by the Shah Co-Investors to be included in any such transfer in accordance with the foregoing amongst the various Shah Co-Investors in their sole discretion so long as the Shah Pro-Rata Share is satisfied. Notwithstanding anything herein to the contrary, if at any time from Ajay B. Shah ceases to be a Managing Member of SLTA Sumeru (GP), L.L.C. (the “Triggering Event”), the (i) the provisions of this Article III shall cease to apply to the Shah Co-Investors and (ii) by virtue of this Agreement, each of the Shah Co-Investors shall automatically (x) bound by and comply with the provisions of Article III of the Investors Shareholders Agreement as a “Management Investor” in all respects as if such Shah Co-Investor executed the Investors Shareholders Agreement directly as a “Management Investor and (y) constitute a “Key Management Investor” for purposes of Section 3.4 of the Investors Shareholders Agreement, and be bound and comply with the provisions of Section 3.4 of the Investors Shareholders Agreement as if such Shah Co-Investor was listed on Exhibit C to the Investors Shareholders Agreement as a “Key Management Investor”; provided, that for purposes of Section 3.4 of the Investors Shareholders Agreement, it is the parties intention that (I) the Applicable Transfer Cap (as defined therein), and the respective First, Second and Third Period Caps therein (each as defined therein) shall only account for the periods from and after the Triggering Event, and (II) to the extent that the Triggering Event occurs during the Second Period or Third Period (each as defined therein), the proviso in the definition of the Second Period Cap or Third Period Cap (as applicable) shall be modified so that the 20% allotted to such period shall be pro-rata reduced to effect for the number of days that have already expired during such period through the Triggering Event.

ARTICLE IV

ADDITIONAL AGREEMENTS OF THE PARTIES

Section 4.1. Further Assurances. From time to time, at the reasonable request of any Sponsor Investor and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.2. Other Businesses; Waiver of Certain Duties.

(a) The parties expressly acknowledge and agree that to the fullest extent permitted by applicable law: (i) each of the Sponsor Investors and Shah Co-Investors (including, as applicable, (A) its respective Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of its limited partners, non-managing members or other similar direct or indirect investors) and Sponsor Directors has the right to, and shall have no duty (fiduciary, contractual or otherwise) not to, directly or indirectly engage in and possess interests in other business ventures of every type and description, including those engaged in the same or similar business activities or lines of business as the Company or any of its Subsidiaries or deemed to be competing with the Company or any of its Subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person, with no obligation to offer to the

Company or any of its Subsidiaries, any other Sponsor Investor, Shah Co-Investor or any other shareholder of the Company or any of its Subsidiaries the right to participate therein; (ii) each of the Sponsor Investors and Shah Co-Investors (including, as applicable, (A) its respective Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of its limited partners, non-managing members or other similar direct or indirect investors) and the Sponsor Directors may invest in, or provide services to, any Person that directly or indirectly competes with the Company or any of its Subsidiaries; and (iii) in the event that any of the Sponsor Investors or Shah Co-Investors (including, as applicable, (A) its respective Affiliates, (B) any portfolio company in which it or any of its investment fund Affiliates have made a debt or equity investment (and vice versa) or (C) any of its limited partners, non-managing members or other similar direct or indirect investors) or any Sponsor Director acquires knowledge of a potential transaction or matter that may be a corporate or other business opportunity for the Company or any of its Subsidiaries, such Person shall have no duty (fiduciary, contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its Subsidiaries, any other Sponsor Investor, Shah Co-Investor or any other shareholder of the Company or any of its Subsidiaries, as the case may be, and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company or any of its Subsidiaries, any other Sponsor Investor, Shah Co-Investor or any other shareholder of the Company or any of its Subsidiaries (or their respective Affiliates) for breach of any duty (fiduciary, contractual or otherwise) by reason of the fact that such Person, directly or indirectly, pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not present such opportunity to the Company or any of its Subsidiaries, any other Sponsor Investor, Shah Co-Investor or any other shareholder of the Company or any of its Subsidiaries (or their respective Affiliates). For the avoidance of doubt, the parties acknowledge that this paragraph is intended to disclaim and renounce, to the fullest extent permitted by applicable law, any right of the Company or any of its Subsidiaries with respect to the matters set forth in herein, and this paragraph shall be construed to effect such disclaimer and renunciation to the full extent permitted by law.

(b) Each Investor (for itself and on behalf of the Company) hereby, to the fullest extent permitted by applicable law:

(i) confirms that none of the Sponsor Investors nor Shah Co-Investors nor any of their respective Affiliates have any duty to the Company or any of its Subsidiaries or to any other Sponsor Investor, Shah Co-Investor or any other shareholder of the Company other than the specific covenants and agreements set forth in this Agreement;

(ii) acknowledges and agrees that (A) in the event of any conflict of interest between the Company or any of its Subsidiaries, on the one hand, and a Sponsor Investor or Shah Co-Investor or any of their respective Affiliates, on the other hand, the applicable Sponsor Investor or Shah Co-Investor (or any Sponsor Director acting in his or her capacity as a director) may act in its best interest and (B) none of the Sponsor Investors nor Shah Co-Investors nor any of their respective Affiliates nor any Sponsor Director acting in his or her capacity as a director shall be obligated (1) to reveal to the Company or any of its Subsidiaries confidential information belonging to or relating to the business of such Person or any of its Affiliates or (2) to recommend or take any action in its capacity as a shareholder or director, as the case may be, that prefers the interest of the Company or its Subsidiaries over the interest of such Person; and

(iii) waives any claim or cause of action against the Sponsor Investors, the Shah Co-Investors, any Sponsor Director and any officer, employee, agent or Affiliate of any such Person that may from time to time arise in respect of a breach by any such person of any duty or obligation disclaimed under Section 4.2(b)(i) or Section 4.2(b)(ii).

(c) Each of the parties hereto agrees that the waivers, limitations, acknowledgments and agreements set forth in this Section 4.2 shall not apply to any alleged claim or cause of action against any of the Sponsor Investors or Shah Co-Investors based upon the breach or nonperformance by such Sponsor Investor or Shah Co-Investor of this Agreement or any other agreement to which such Person is a party.

(d) The provisions of this Section 4.2, to the extent that they restrict the duties and liabilities of the Sponsor Investors, the Shah Co-Investors or any Sponsor Director otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of the Sponsor Investors, the Shah Co-Investors or any Sponsor Director to the fullest extent permitted by applicable law.

Section 4.3. Confidentiality. Any information relating to any exercise of rights under this Agreement shall be confidential and no party to this Agreement shall disclose such information to any Person not a party to this Agreement, except (a) in the case of each of the Sponsor Investors, to such Sponsor Investor’s partners, members, employees, trustees, Affiliates and investment vehicles managed or advised by such Sponsor Investor or the partners, members, advisors, employees, agents, accountants, trustee or attorneys of such Affiliates or managed or advised investment vehicles, in each case so long as such Persons agree to keep such information confidential, (b) to such party’s advisors, agents, accountants and attorneys, in each case so long as such Persons agree to keep such information confidential, (c) to a Permitted Transferee or other transferee pursuant to a transfer by any Investor in accordance with Article III, (d) as may be required by applicable law (including under the Securities Act or the Exchange Act), this Agreement, exchange listing requirements, in connection with any litigation among the parties hereto or to negotiate and effect a transfer permitted under this Agreement and (e) following public disclosure of such information not in violation of this Agreement.

Section 4.4. Cooperation.

(a) In the event of any merger, amalgamation, statutory share exchange or other business combination or reorganization of the Company, on the one hand, with any of its Subsidiaries, on the other hand, in which the Company is not the surviving entity, the Investors shall, to the extent necessary, as determined by the Sponsor Investors (in accordance with Section 2.2), execute a sponsor shareholders agreement with terms that are substantially equivalent (to the extent practicable) to, mutatis mutandis, the terms of this Agreement.

(b) In connection with any proposed transaction contemplated by Section 4.4(a), each Investor shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Company and the other Investors, including taking all actions reasonably requested by the Company or the Sponsor Investors (in accordance with Section 2.2) and executing and delivering all agreements, instruments and documents as may be reasonably required in order to consummate any such proposed transaction contemplated by Section 4.4(a).

(c) Each Investor agrees, to the extent practicable and as requested by the Sponsor Investors (in accordance with Section 2.2), to use reasonable efforts to take or avoid taking (as applicable) actions that would potentially cause liability to the Company or any Investor under Section 13 or Section 16 of the Exchange Act or the rules and regulations promulgated thereunder. To the extent that the Company or any Investor determines that it is obligated to make filings under Section 13 or Section 16 of the Exchange Act or the rules and regulations promulgated thereunder, each Investor agrees to use reasonable efforts to cooperate with the Person that determines that it has such a filing obligation, including by promptly providing information reasonably required by such Person for any such filing.

ARTICLE V

ADDITIONAL PARTIES

Section 5.1. Additional Parties. Additional parties may be added to and be bound by and receive the benefits and be subject to the obligations provided by this Agreement upon the signing and delivery of a Joinder Agreement by such additional party and this Agreement may be further amended in accordance with Section 7.7(a) to reflect the rights and obligations of such additional party.

ARTICLE VI

INDEMNIFICATION

Section 6.1. Indemnification of Investors.

(a) To the fullest extent permitted by applicable law, the Company will, and will cause each of its Subsidiaries and any other exempted companies, corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Company (collectively, the “Controlled Entities”) to, indemnify, exonerate and hold the Investors and each of their respective partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, Controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, directors, officers, fiduciaries, managers, Controlling Persons, employees and agents of each of the foregoing (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, claims, liabilities, losses, damages and costs and out-of-pocket expenses in connection therewith (including reasonable attorneys’ fees and expenses) incurred by the Indemnitees or any of them before or after the date of this Agreement (collectively, the “Indemnified Liabilities”), arising out of any action, cause of action, suit, arbitration or claim arising directly or indirectly out of, or in any way relating to, (i) such Investor’s or its Affiliates’ ownership of Securities or such Investor’s or its Affiliates’ control or ability to influence the Company or any of its Subsidiaries (other than any such Indemnified Liabilities (x) to the extent such Indemnified Liabilities arise out of any willful breach of this Agreement by such Indemnitee or its Affiliates or other related

Persons or (y) without limiting any other rights to indemnification, to the extent such control or the ability to control the Company or any of its Subsidiaries derives from such Investor’s or its Affiliates’ capacity as an officer or director of the Company or any of its Subsidiaries) or (ii) the business, operations, properties, assets or other rights or liabilities of the Company or any of its Subsidiaries; provided, however that if and to the extent that the foregoing undertaking may be unavailable or unenforceable for any reason, the Company will, and will cause its Controlled Entities to, make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. For the purposes of this Section 6.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Indemnitee as to any previously advanced indemnity payments made by the Company or any of its Controlled Entities, then such payments shall be promptly repaid by such Indemnitee to the Company and its Controlled Entities, as applicable. The rights of any Indemnitee to indemnification hereunder will be in addition to any other rights any such Person may have under any other agreement or instrument to which such Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation or under the Organizational Documents of the Company or any of its Subsidiaries.

(b) The Company acknowledges and agrees that the Company shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible (i.e., as the indemnitor of first resort) for the payment to the Indemnitee in respect of Indemnified Liabilities in connection with any Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) applicable law, (ii) the Articles, (iii) the Director Indemnification Agreements, (iv) this Agreement, (v) any other agreement between the Company or any Controlled Entity and the Indemnitee pursuant to which the Indemnitee is indemnified, (vi) the laws of the jurisdiction of incorporation or organization of any Controlled Entity and/or (vii) the Organizational Documents of any Controlled Entity ((i) through (vii) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Indemnitee may have from any Indemnitee-Related Parties. Under no circumstance shall the Company or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Parties and no right of advancement or recovery the Indemnitee may have from the Indemnitee-Related Parties shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Parties shall make any payment to the Indemnitee in respect of indemnification with respect to any Jointly Indemnifiable Claim, (x) the Company shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Party making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Party, (y) to the extent not previously and fully reimbursed by the Company and/or any Controlled Entity pursuant to clause (x), the Indemnitee-Related Party making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Indemnitee against the Company and/or any Controlled Entity, as applicable, and (z) Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Parties effectively to bring suit to enforce such rights. For purposes of this Section 6.1(b):

(i) The term “Indemnitee-Related Party” means any Person (other than the Company, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Company or any Controlled Entity) from whom an Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company or any Controlled Entity may also have an indemnification or advancement obligation.

(ii) The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any Indemnified Liabilities for which the Indemnitee shall be entitled to indemnification from both (1) the Company and/or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (2) any Indemnitee-Related Party pursuant to any other agreement between any Indemnitee-Related Party and the Indemnitee pursuant to which the Indemnitee is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Party and/or the Organizational Documents of any Indemnitee-Related Party, on the other hand.

(c) The Company and Investors agree that each of the Indemnitees and Indemnitee-Related Parties shall be third-party beneficiaries with respect to this Section 6.1, entitled to enforce this Section 6.1 as though each such Indemnitees and Indemnitee-Related Party were a party to this Agreement. The Company shall cause each of the Controlled Entities to perform the terms and obligations of this Section 6.1 as though each such Controlled Entity was a party to this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1. Entire Agreement. This Agreement (together with the Exhibits hereto, the Investors Shareholders Agreement, the Employee Investors Shareholders Agreement, the Registration Rights Agreement, the Subscription Agreements and the Equity Contribution Agreement) constitutes the entire understanding and agreement between the parties and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto. In the event of any inconsistency between this Agreement and any document executed or delivered to effect the purposes of this Agreement, including the Organizational Documents of any company, this Agreement shall govern as among the parties hereto. Each of the parties hereto shall exercise all voting and other rights and powers available to it so as to give effect to the provisions of this Agreement and, if necessary, to procure (so far as it is able to do so) any required amendment to the Company’s Organizational Documents, in order to cure any such inconsistency.

Section 7.2. Specific Performance. The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity. The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

Section 7.3. Governing Law. This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except that Cayman Islands law shall apply in respect of any fiduciary duty or any mandatory provision of Cayman Islands corporate law.

Section 7.4. Submissions to Jurisdictions; WAIVERS OF JURY TRIALS.

(a) Each of the parties hereto hereby irrevocably acknowledges and consents that any legal action or proceeding brought with respect to this Agreement or any of the obligations arising under or relating to this Agreement may only be brought in the courts of the State of Delaware or in the United States District Court for the District of Delaware (collectively, the “Chosen Courts”), and each of the parties hereto hereby irrevocably submits to and accepts with regard to any such action or proceeding, for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the Chosen Courts. Each party hereby further irrevocably waives any claim that any Chosen Court lacks jurisdiction over such party, and agrees not to plead or claim, in any legal action or proceeding with respect to this Agreement or the transactions contemplated hereby brought in the Chosen Courts, that any such court lacks jurisdiction over such party.

(b) Each party irrevocably consents to the service of process in any legal action or proceeding brought with respect to this Agreement or any of the obligations arising under or relating to this Agreement by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party, at its address for notices as provided in Section 7.12 of this Agreement, such service to become effective ten (10) days after such mailing. Each party hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other documents contemplated hereby, that service of process was in any way invalid or ineffective. Subject to Section 7.4(c), the foregoing shall not limit the rights of any party to serve process in any other manner permitted by applicable law. The foregoing consents to jurisdiction shall not constitute general consents to service of process in the State of Delaware for any purpose except as provided above and shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

(c) Each of the parties hereto hereby waives any right it may have under the laws of any jurisdiction to commence by publication any legal action or proceeding with respect to this Agreement or any of the obligations under or relating to this Agreement. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably waives the objection which it may now or hereafter have to the laying of the venue of any suit, action or proceeding with respect to this Agreement or any of the obligations arising under or relating to this Agreement in any of the Chosen Courts, and hereby further irrevocably waives and agrees not to plead or claim that any such Chosen Court is not a convenient forum for any such suit, action or proceeding.

(d) The parties hereto agree that any judgment obtained by any party hereto or its successors or assigns in any action, suit or proceeding referred to above may, in the discretion of such party (or its successors or assigns), be enforced in any jurisdiction, to the extent permitted by applicable law.

(e) EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4(E).

Section 7.5. Obligations. All obligations hereunder shall be satisfied in full without set-off, defense or counterclaim.

Section 7.6. Consents, Approvals and Actions.

(a) If any consent, approval or action of the Sponsor Investors is required at any time pursuant to this Agreement (including with respect to any amendments pursuant to Section 7.7), such consent, approval or action shall be given pursuant to Section 2.2.

(b) If any consent, approval or action of the Silver Lake Partners Investors is required at any time pursuant to this Agreement (including with respect to any amendments pursuant to Section 7.7), such consent, approval or action shall be deemed given if any of the Silver Lake Partners Investors at such time provide such consent, approval or action in writing at such time.

(c) If any consent, approval or action of the Silver Lake Sumeru Investors is required at any time pursuant to this Agreement (including with respect to any amendments pursuant to Section 7.7), such consent, approval or action shall be deemed given if any of the Silver Lake Sumeru Investors at such time provide such consent, approval or action in writing at such time.

(d) If any consent, approval or action of the Shah Co-Investors is required at any time pursuant to this Agreement (including with respect to any amendments pursuant to Section 7.7), such consent, approval or action shall be deemed given if the holders of a majority of the outstanding Transferable Shares held by the Shah Co-Investors, taken together, at such time provide such consent, approval or action in writing at such time.

Section 7.7. Amendment and Waiver.

(a) Except for amendments contemplated by Section 4.4, any amendment to this Agreement shall be in writing and shall require the written consent of (i) the Company and (ii) the Sponsor Investors. Notwithstanding the foregoing, but subject to the limitations with respect to any materially and disproportionally adverse amendments as set forth in Section 2.2, the SLP Investor may unilaterally amend this Agreement as necessary in the good faith judgment of the SLP Investor in connection with any matter which is approved following a Sponsor Deadlock, including to effectuate the rights of any transferee or new investor as a party to this Agreement following any Sponsor Deadlock in accordance with Section 2.2

(b) Notwithstanding the foregoing, any addition of a transferee of Transferable Shares or a recipient of any newly issued Transferable Shares, in each case, as a party hereto pursuant to Article V shall not constitute an amendment hereto and the applicable Joinder Agreement need be signed only by the Company and such transferee or recipient.

(c) Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 7.8. Assignment. No Investor may assign its rights and corresponding obligations under this Agreement except with the prior consent of the Sponsor Investors pursuant to Section 2.2. Any purported assignment of rights or obligations under this Agreement in derogation of this Section 7.8 shall be null and void.

Section 7.9. Binding Effect. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties’ successors and permitted assigns.

Section 7.10. Third Party Beneficiaries. Except for Section 4.2, Section 6.1 and Section 7.13 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein), this Agreement does not create any rights, claims or benefits inuring to any Person that is not a party hereto, and it does not create or establish any third party beneficiary hereto.

Section 7.11. Effectiveness and Termination.

(a) This Agreement shall become effective upon the consummation of the Initial Public Offering.

(b) This Agreement shall terminate (i) by written consent of the Sponsor Investors, (ii) upon the dissolution or liquidation of the Company or (iii) automatically, without any further action by any party, at such time when the Investors cease to beneficially own any Securities.

(c) Notwithstanding anything to the contrary contained herein, Section 4.3 Article VI and Article VII shall survive any termination of this Agreement as set forth therein.

Section 7.12. Notices. Any and all notices, designations, offers, acceptances or other communications provided for herein shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by facsimile, e-mail, nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, which shall be addressed, (a) in the case of the Company, to its principal office, Attention: Bruce Goldberg, Vice President, Chief Legal and Compliance Officer, SMART Global Holdings, Inc., 39870 Eureka Drive, Newark, CA 94560, fax: (510) 624-8231, email bruce.goldberg@smartm.com, with copy to Alan Denenberg, 1600 El Camino Real, Menlo Park, CA 94025, fax: (650) 752-3604, email alan.denenberg@davispolk.com; or (b) in the case of any other party hereto, to the following respective addresses, e-mail addresses or telecopy numbers:

If to any Silver Lake Partners Investor, to:

c/o Silver Lake Partners

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Fax No.: (650) 233-8125

Email: Ken.Hao@silverlake.com

Attention: Kenneth Hao

with copies (which shall not constitute notice) to:

c/o Silver Lake Partners

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Fax No.: (650) 233-8125

Email: Karen.King@silverlake.com

Attention: Karen King

c/o Silver Lake Partners

9 West 57th Street, 32nd Floor

New York, New York 10019

Fax No.: (212) 981 3535

Email: andy.schader@silverlake.com

Attention: Andrew Schader

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Fax No.: (650) 251-5002

Email: cskinner@stblaw.com

dwebb@stblaw.com

Attention: Chad Skinner

Daniel N. Webb

If to any Silver Lake Sumeru Investor, to:

c/o Silver Lake Sumeru

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Fax No.: (650) 233-8125

Email: Ajay.Shah@silverlake.com

Attention: Ajay B. Shah

with copies (which shall not constitute notice) to:

c/o Silver Lake Sumeru

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Fax No.: (650) 233-8125

Email: Karen.King@silverlake.com

Attention: Karen King

c/o Silver Lake Sumeru

9 West 57th Street, 32nd Floor

New York, New York 10019

Fax No.: (212) 981 3535

Email: andy.schader@silverlake.com

Attention: Andrew Schader

and

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Fax No.: (650) 251-5002

Email: cskinner@stblaw.com

dwebb@stblaw.com

Attention: Chad Skinner

Daniel N. Webb

If to any Shah Co-Investor, to:

27241 Altamont Road

Los Altos Hills, CA 94022

Fax No.: 650-947-8147

Email: ajay.shah@SilverLake.com

Attention: Ajay B. Shah

Any and all notices, designations, offers, acceptances or other communications shall be conclusively deemed to have been given, delivered or received (i) in the case of personal delivery, on the day of actual delivery thereof, (ii) in the case of facsimile or e-mail, on the day of transmittal thereof if given during the normal business hours of the recipient, and on the

Business Day during which such normal business hours next occur if not given during such hours on any day, (iii) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following the disposition with such nationally-recognized overnight courier and (iv) in the case of mailing, on the third (3rd) Business Day after the posting thereof. By notice complying with the foregoing provisions of this Section 7.12, each party shall have the right to change its mailing address or telecopy number for the notices and communications to such party.

Section 7.13. No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, portfolio company in which any such party or any of its investment fund Affiliates have made a debt or equity investment (and vice versa), agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 7.14. No Partnership. Nothing in this Agreement and no actions taken by the parties under this Agreement shall constitute a partnership, association or other co-operative entity between any of the parties or constitute any party the agent of any other party for any purpose.

Section 7.15. Aggregation. All Transferable Shares held or acquired by (a) any Silver Lake Partners Investor and its Affiliates, (b) any Silver Lake Sumeru Investor and its affiliates or (c) any Shah Co-Investor and its Affiliates shall be aggregated together for the purpose of determining the availability of any rights under and application of any limitations under this Agreement, and such shareholder and its Affiliates may apportion such rights as among themselves in any manner they deem appropriate. Notwithstanding the foregoing, the Transferable Shares held or acquired by any Shah Co-Investor and its Affiliates shall be aggregated together with the Transferable Shares held or acquired by the Silver Lake Sumeru Investors as provided in Section 3.5.

Section 7.16. Severability. If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

Section 7.17. Counterparts. This Agreement may be executed in any number of counterparts (which delivery may be by electronic transmission), each of which shall be deemed an original, but all of which together shall constitute a single instrument.

[The remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned has executed this Amended and Restated Sponsor Shareholders Agreement or caused this Amended and Restated Sponsor Shareholders Agreement to be signed by its officer thereunto duly authorized as a deed as of the date first written above.

COMPANY:

SMART GLOBAL HOLDINGS, INC.		In the presence of:

By:
	Name:	Signature of Witness
	Title:	Name of Witness:

[Signature Pages Follow]

[Amended and Restated Sponsor Shareholders Agreement]

SLP INVESTOR:

SILVER LAKE PARTNERS III CAYMAN (AIV III), L.P.

By:	Silver Lake Technology Associates III Cayman, L.P., its General Partner

By:	Silver Lake (Offshore) AIV GP III, Ltd., its General Partner

In the presence of:

By:
	Name:	Signature of Witness
	Title:	Name of Witness:

SLP CO-INVESTOR:

SILVER LAKE TECHNOLOGY INVESTORS III CAYMAN, L.P.

By:	Silver Lake Technology Associates III Cayman, L.P., its General Partner

By:	Silver Lake (Offshore) AIV GP III, Ltd., its General Partner

In the presence of:

By:
	Name:	Signature of Witness
	Title:	Name of Witness:

[Signature Pages Follow]

[Amended and Restated Sponsor Shareholders Agreement]

SLS INVESTOR:

SILVER LAKE SUMERU FUND CAYMAN, L.P.

By:	Silver Lake Technology Associates Sumeru Cayman, L.P., its General Partner

By:	SLTA Sumeru (GP) Cayman, L.P., its General Partner

By:	Silver Lake Sumeru (Offshore) AIV GP, Ltd., its General Partner

In the presence of:

By:
	Name: Ajay B. Shah	Signature of Witness
	Title: Director	Name of Witness:

SLS CO-INVESTOR:

SILVER LAKE TECHNOLOGY INVESTORS SUMERU CAYMAN, L.P.

By:	Silver Lake Technology Associates Sumeru Cayman, L.P., its General Partner

By:	SLTA Sumeru (GP) Cayman, L.P., its General Partner

By:	Silver Lake Sumeru (Offshore) AIV GP, Ltd., its General Partner

In the presence of:

By:
	Name: Ajay B. Shah	Signature of Witness
	Title: Director	Name of Witness:

[Signature Pages Follow]

[Amended and Restated Sponsor Shareholders Agreement]

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Amended and Restated Sponsor Shareholders Agreement of SMART Global Holdings, Inc. (f/k/a Saleen Holdings, Inc.), a Cayman Islands exempted company, dated as of [●], 2017 (as amended, supplemented or otherwise modified in accordance with the terms thereof, the “Sponsor Shareholders Agreement”). Capitalized terms used but not defined in this Joinder Agreement shall have the respective meanings ascribed to them in the Sponsor Shareholders Agreement.

By executing and delivering this Joinder Agreement to the Sponsor Shareholders Agreement, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Sponsor Shareholders Agreement as a [Silver Lake Partners Investor][Silver Lake Sumeru Investor][Shah Co-Investor].

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of the      day of                     ,         .

Signature

Print Name

Address:

Telephone:
Facsimile:

AGREED AND ACCEPTED

as of the          day of                     ,         .

SMART GLOBAL HOLDINGS, INC.

By:
Name:
Title:

EXHIBIT B

FORM OF DIRECTOR INDEMNIFICATION AGREEMENTS

[To be attached]